Exhibit 99.1

December 19, 2006

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Sam Westover	Mike Halloran
	President and CEO	Vice President and CFO
	(801) 365-2800	(801) 365-2854

SONIC INNOVATIONS ANNOUNCES NEW DIRECTORS AND WORLDWIDE MARKETING VICE PRESIDENT

Salt Lake City, Utah, December 19, 2006 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids and automated auditory testing equipment, announced the election of Robert W. Miller and Cherie M. Fuzzell to its Board of Directors on December 11, 2006. In addition, Richard V. Scott has joined the company as Vice President of Worldwide Marketing.

Bob Miller is an Adjunct Professor at Emory University School of Law where he teaches courses in Health Law and advanced courses in Bioethics and Regulation of Healthcare Providers. He holds a Bachelor of Arts degree from the University of Georgia and an L.L.B. degree from Yale Law School. Mr. Miller practiced law in Atlanta from 1967 to 1997, during which time he was on the Board of Directors of the American Academy of Healthcare Attorneys and served as President for one year and was on the Governing Board of the American Bar Association Health Law Forum.

Mr. Miller is currently a member of the Board of Directors for QuadraMed Corporation where he serves on the Audit and Governance and Nominating Committees. He previously served on the boards of Magellan Health Services, Inc., OrthAlliance, Inc., and Paracelsus Healthcare Corporation.

Cherie Fuzzell is General Counsel of Nanoventions, Inc. Prior to joining Nanoventions, Ms. Fuzzell was Chief Administrative Officer and General Counsel for NOVA Information Systems, Inc. She brings extensive mergers and acquisition experience, having been Vice President of Mergers and Acquisitions for Magellan Health Services and a member of the international law firm of Jones Day. She holds a Bachelor of Science degree in Commerce and Business Administration from the University of Alabama and a law degree from Vanderbilt University School of Law.

“Bob and Cherie’s corporate governance experience further strengthens our board, which is critical in today’s ever increasing scrutiny on corporate governance and practices. In addition, their backgrounds in healthcare and mergers and acquisitions are a valuable fit for Sonic’s strategic initiatives. We are pleased they have joined our board,” said Andy Raguskus, Sonic’s Chairman of the Board.

Richard Scott joins Sonic as Vice President of Worldwide Marketing from Advanced Medical Optics (AMO), a spin-off company from Allergan, Inc., where he held a similar position. Prior to AMO and Allergan, Mr. Scott held a number of marketing positions with Alcon Laboratories, Inc., including positions in Africa, Japan and the United States. He holds a Bachelor of Arts degree in Marketing from the University of Utah and an MBA in International Business from the American Graduate School of International Management.

Sam Westover, Sonic’s President and CEO, noted that, “With the addition of Richard, we have now filled our key marketing positions throughout our organization and Richard’s global marketing and management experience will provide the leadership to drive our marketing initiatives to the next level.”

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids intended to provide the highest levels of satisfaction for hearing-impaired consumers and proprietary auditory testing equipment intended to automate the four most commonly performed hearing tests. Capitalizing on what it believes is an advanced understanding of human hearing, the Company has developed patented digital signal processing, or DSP, technologies and embedded them in the smallest single-chip DSP platform ever installed in a hearing aid. For more information, please visit our website at www.sonici.com.